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                                                                   EXHIBIT 99.11



    PRELIMINARY JOINT PROXY STATEMENT                          NOVEMBER 18, 1998


                                  [ISCG LOGO]

                            575 EAST SWEDESFORD ROAD
                           WAYNE, PENNSYLVANIA 19087

Dear Shareholder:


    As you may be aware, Integrated Systems Consulting Group, Inc., a Pennsylvania corporation, and First Consulting Group, Inc., a Delaware corporation, have entered into an agreement and plan of merger and reorganization providing for the acquisition of ISCG by FCG as described below.



    A special meeting of the shareholders of ISCG will be held at 575 East Swedesford Road, Wayne, Pennsylvania 19087 on December 18, 1998 at 9:00 a.m. local time. At the ISCG special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the reorganization agreement and approve the merger. Upon consummation of the merger, ISCG will become a wholly-owned subsidiary of FCG. The combined company is expected to be named First Consulting Group, Inc. As a result of the merger, each outstanding share of ISCG common stock, other than shares of ISCG common stock held by ISCG shareholders who properly exercise their dissenters' rights, will be converted into the right to receive 0.77 of a share of FCG common stock. The exact number of shares of FCG common stock received by the ISCG shareholders will be adjusted for any stock split, stock dividend, reverse stock split, reclassification, recapitalization or similar transaction occurring prior to the consummation of the merger. The merger is described more fully in the accompanying joint proxy statement/prospectus.



    After careful consideration, the Board of Directors of ISCG has unanimously approved the merger agreement and the merger, and has concluded that they are fair to, and in the best interests of, ISCG and its shareholders. The ISCG Board of Directors unanimously recommends a vote in favor of the adoption and approval of the merger agreement and approval of the merger.



    In the materials accompanying this letter you will find a notice of special meeting of shareholders to the ISCG shareholders, a joint proxy statement/prospectus relating to the proposal to be voted upon at the ISCG special meeting and a proxy card. The joint proxy statement/prospectus more fully describes the proposed transaction and the proposal before the ISCG shareholders.



    All ISCG shareholders are cordially invited to attend the ISCG special meeting in person. If you attend the ISCG special meeting, you may vote in person if you wish even though you have previously returned your completed proxy card. WHETHER OR NOT YOU PLAN TO ATTEND THE ISCG SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ISCG COMMON STOCK. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PLEASE DO NOT SEND THE STOCK CERTIFICATE(S) REPRESENTING YOUR ISCG COMMON STOCK AT THIS TIME.



    On behalf of the ISCG Board of Directors, I thank you for your support and ask you to vote in favor of approval and adoption of the merger agreement and approval of the merger.


                                          Sincerely,

                                          /s/ DAVID S. LIPSON

                                          David S. Lipson
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT


         YOUR VOTE IS IMPORTANT--PLEASE RETURN YOUR PROXY CARD PROMPTLY